UBIQUITY ANNOUNCES NAME CHANGE AND REVERSE STOCK SPLIT TO HELP MEET MINIMUM BID REQUIREMENT FOR UBIQ NASDAQ APPLICATION

Reverse Split and Potential Up-listing To NASDAQ Expected to Benefit the Company through Better Awareness, Access to Capital, and Increased Share Liquidity

IRVINE, Calif., April 23- 2014 (Marketwired) – Irvine-based Ubiquity Broadcasting Corp. (OTCQB:UBIQ) today announced that effective April 24, 2014 the Company will change its name to Ubiquity, Inc., to better reflect the Company's focus on its core technologies and intellectual property goals. Furthermore, effective April 24, 2014 the Company shall also effectuate at 3.5 to 1 reverse split of its outstanding common stock, which the Company believes will result in a higher per share trading price and enable the Company to attract additional interest in its common stock. The Company has also implemented the reverse stock split in order to comply with NASDAQ's minimum required bid price for its initial listing on the NASDAQ Capital Market.  The Company has recently applied for listing of its common stock on the NASDAQ Capital Market and believes that the reverse split will enable the Company to satisfy the minimum bid price requirement.  On the effective date, the Company will trade under the ticker UBIQD, with the symbol "D" being added as a 5th character for 20 business days. After the 20 days, the Company will resume trading under the ticker UBIQ.

Chris Carmichael, CEO noted, “We no longer want to be known as just a broadcasting company. Ubiquity is far more than a broadcasting company as our core competence is based upon a substantial investment in technology as well as innovative intellectual property. The broadcasting and studio operations represent a small fraction of what we do. In our anticipation of up listing to the NASDAQ Capital Markets, we want to focus on our brand as Ubiquity, Inc. as we feel this name change better identifies our brand and technology focus for future reference.”

The Company believes that with the reverse split it will comply with NASDAQ listing requirements. However, the Company cannot provide assurances that NASDAQ will ultimately approve the Company's application for listing on the NASDAQ Capital Market.

Nicholas Mitsakos, Ubiquity’s Co-Chairman stated, “We believe that once the reverse split is effective, Ubiquity will comply with all of the NASDAQ listing requirements, and brings better awareness, access to capital, and increased share liquidity.”

Stockholders who hold their shares in brokerage accounts or "street name" will not be required to take any action to effect the exchange of their shares following the reverse split. Holders of share certificates will receive instructions from the Company's transfer agent, Island Stock Transfer regarding the process for exchanging their shares. Island Stock Transfer Agent Olessia Kritskaia can be reached at at 727-289-0010, ext 243 with any questions.

About Ubiquity Broadcasting Corp.

Based in Irvine, CA. Ubiquity is a vertically integrated, technology-focused media company. Ubiquity is focused in five specific areas with a robust portfolio of patents and intellectual property. First, the Company has developed an intuitive user interface making access to all content from any device in a simple, consistent format. Second, Ubiquity enables the search and identification of any object and image in all video and digital media. Third, it has developed a platform for mobile transaction including the integration of payments, money transfers, coupons and gifts. Ubiquity has also developed an industry-leading, intuitive, immersive consumer experience for all web-based activity. Finally, the company allows for the personalization of all content, whether public or private, in a unique accessible way.

Through Ubiquity Labs we are leveraging an extensive portfolio of intellectual property spanning Web 3.0, immersive advertising, video compression, content distribution, eCommerce, and mobile applications to support the commercialization of new technologies. In addition, we intend to pursue strategic licensing opportunities. Through Ubiquity Studios, we provide we engage in the commercial production, distribution and exploitation of entertainment products including but not limited to television, commercials and film. For more information, visit www.ubiquitycorp.com.

Forward-Looking Statements

This news release contains forward-looking statements and information that are based on the beliefs of management and reflect the Company‘s current expectations. When used in this news release, the words “estimate“, “project“, “belief“, “anticipate“, “intend“, “expect“, “plan“, “predict“, “may” or “should” and the negative of these words or such variations thereon or comparable terminology, are intended to identify forward-looking statements and information. Such statements and information reflect the current view of the Company with respect to risks and uncertainties that may cause actual results to differ materially from those contemplated in those forward-looking statements and information.

By their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or other future events, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following risks: the risk that the Company is not able to successfully bring GiftSender to market, the failure of the business strategy, the integrity of the Company‘s patents and proprietary intellectual property and competition. The Company cautions that the foregoing list of risk factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors. When relying on the Company‘s forward-looking statements and information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events, including the risk factors set out in the Company‘s 10K for the year ended December 31, 2014. See the sections entitled "Risk Factors" in Ubiquity’s quarterly and annual reports as filed by Ubiquity from time to time with the Securities and Exchange Commission. The Company has assumed that the material factors referred to above will not cause such forward-looking statements and information to differ materially from actual results or events.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS NEWS RELEASE REPRESENTS THE EXPECTATIONS OF THE COMPANY AS OF THE DATE OF THIS NEWS RELEASE AND, ACCORDINGLY, IS SUBJECT TO CHANGE AFTER SUCH DATE. READERS SHOULD NOT PLACE UNDUE IMPORTANCE ON FORWARD-LOOKING INFORMATION AND SHOULD NOT RELY UPON THIS INFORMATION AS OF ANY OTHER DATE. WHILE THE COMPANY MAY ELECT TO, IT DOES NOT UNDERTAKE TO UPDATE THIS INFORMATION AT ANY PARTICULAR TIME EXCEPT AS REQUIRED IN ACCORDANCE WITH APPLICABLE SECURITIES LEGISLATION.

For more information contact:

Marty Appel Public Relations

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